GK Intelligent Systems Receives 100% of Ascendant TSG
Shares in Exchange Agreement

Tuesday August 17, 10:00 am ET

HOUSTON--(BUSINESS WIRE)--Aug. 17, 2004--GK Intelligent Systems, Inc. (OTCBB:GKIG - News), a publicly held micro-marketing company with entertainment and technology subsidiaries, announced today that it reached a definitive agreement to exchange its shares with Houston-based Ascendant TSG, a privately held corporation. Under the agreement, GKIG issued undisclosed equity in return for 100% ownership of the current issued and outstanding shares of Ascendant TSG. The transaction was arranged by Stanton, Walker & Company, a New York-based consulting firm retained by GK.

According to the President and CEO of GK Intelligent Systems, Inc., Gary Kimmons, "Ascendant TSG has distinguished itself in the business process management solutions marketplace by offering superior service. Also, it has key alliances with industry leaders such as Microsoft and IBM. Ascendant will be a profitable enterprise while assisting GKIG with its growth objectives."

Julie Maranto, President and COO of Ascendant, commented "I am very pleased to become a part of GK Intelligent Systems, Inc. This is a significant opportunity for Ascendant to obtain the resources it needs to grow and move into new markets."

About Ascendant TSG

Founded in 1992, Ascendant TSG is a privately held, Houston-based full service provider of quality collaborative e-business process software, process consulting, rapid web development and hosting services. Ascendant TSG has assembled an excellent team of seasoned professionals. Led by an executive team which draws upon years of experience in business and technology, Ascendant TSG provides a uniquely professional and productive approach to solutions provisioning.

About GK Intelligent Systems

GKIG is a micro-marketing company leveraging its public status and advanced software technologies to offer a new form of personalized sales and marketing service. GKIG has a business model that features "permission marketing," a targeted marketing approach designed to obtain enhanced information from the buyer-seller relationship. The Company acquires and operates profitable entertainment and technology subsidiaries that support this model. It also is developing a new subsidiary, Recording Artist Worldwide (RAWW!), which will feature permission marketing in the music marketplace.

For more information on GK Intelligent Systems please visit the corporate website, www.gkis.com, and its music entertainment subsidiary's website, www.RAWW.com.

Safe Harbor

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results, are forward-looking. Forward-looking statements involve risks and uncertainties which may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company's customers, competition and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.